EXHIBIT 10.10

May 16, 2005

Mr. Kirk Peacock

20 Salida del Sol

Santa Barbara, CA 93109

Dear Mr. Peacock:

This letter outlines the basis upon which Spectral Molecular Imaging, Inc. (“Spectral”) will employ you as its Chief Financial Officer (CFO).

1. Employment. You will be employed as CFO of Spectral immediately, and continue as CFO, following a planned merger between Spectral and a subsidiary of a public company (Spectral and its parent company being collectively referred to as the “Company”) for the term and upon the terms and conditions set forth herein, and you accept such offer of employment. You shall perform such services for the Company as are customarily performed by a CFO of a public company, including the maintenance of the Company’s accounting books and records and the preparation and filing of required reports with the SEC (e.g., Form 10-K, etc.) in a manner consistent with the standards of the accounting profession. You will report to the President of the Company as well as the Chairman of the Audit Committee of the Company.

2. Term. The term of your employment will be one year, commencing May 16, 2005 and ending May 15, 2006; unless sooner terminated by CFO or Spectral as set forth below in Section 7.

3. Commitment/Part-time Status. For the compensation provided in Section 4, you will set aside and commit a minimum (on average) of one business day per week toward attending to the affairs of the Company as the CFO. If, after a reasonable period of time, you find that the time required to fulfill your duties exceeds one day per week (on average), then subsequent to your notification of the latter finding, the Company and you agree to review the terms of your compensation structure and/or the nature of your duties and to make adjustments deemed necessary and appropriate. The Company recognizes and agrees that, due to your part-time status, you may accept other employment or consulting assignments concurrent with your employment by the Company, which may include employment as an officer of publicly-traded companies and/or employment by other companies engaged in biotech or pharmaceutical research and development, provided that such companies are not engaged in any research or development activities in the field of spectral optical imaging.

4. Stock Options. For the service provided hereunder, the Company shall grant to you options to purchase 50,000 shares of its Common Stock at an exercise price of $.35 per share (after taking into account a planned stock split associated with the above mentioned merger). Such options shall vest and become exercisable at the rate of 4,167 shares per month for the first 11 months and 4,163 shares for the twelfth month during the term of your employment and shall

Mr. Kirk Peacock

May 16, 2004

contain such additional terms and provisions as are generally included in stock option contracts issued to other Company officers.

5. Expenses. The Company will promptly reimburse you for all reasonable business expenses incurred by you in connection with the business of the Company in accordance with regular Company policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Company to document them as proper business expenses. These expenses shall include, without limitation, out-of-pocket telephone, facsimile, office supplies and authorized travel expenses but shall not include rent, utilities or similar overhead expenses incurred by you to maintain your office space.

6. Indemnity. To the extent permitted by California law, you agree to indemnify and hold Spectral harmless from and against any and all losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from or attributable to or resulting from your gross negligence or willful misconduct in rendering the services. You warrant and represent that you have full power and authority to enter into and perform this Agreement and that your performance of this Agreement will not violate the provisions of any other agreement to which you are a party. Spectral agrees to indemnify and hold you harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of your services hereunder, other than those arising from or attributable to or resulting from your gross negligence or willful misconduct. Spectral will name you as an officer on any policy of directors and officers liability insurance it secures throughout the term of your employment.

7. Termination. This Agreement and your rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 2 above, and you shall have the right to receive only your compensation that shall be accrued hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination:

7.1 Death. This Agreement and your duties hereunder shall terminate immediately upon your death.

7.2 Termination by Spectral. In the event that you shall become either physically or mentally incapacitated so as to be incapable of performing your duties as required hereunder, and if such incapacity shall continue for a period of 40 consecutive days, Spectral may, at its option, terminate this Agreement and your duties hereunder by written notice to you at that time or at any time thereafter while such incapacity continues. Spectral may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to you. “Cause” as used in this Agreement means that you, (i) after reasonable notice and warning, have failed to perform your assigned duties to Spectral as determined by the Board of Directors, (ii) have materially breached any of the terms or conditions of this Agreement and have failed to correct such breach within 15 days following written notice from Spectral of such breach, or (iii)

Mr. Kirk Peacock

May 16, 2004

have been charged with a felony or any intentionally fraudulent act that materially damages, or may materially damage, the business or reputation of Spectral.

7.3 Termination by the CFO. You may terminate this Agreement at any time upon written notice to Spectral if Spectral shall have materially breached any of the provisions of this Agreement and has failed to correct such breach within 15 days following written notice from you of such breach.

8. Arbitration. In the event of any dispute under this Agreement, such dispute shall be resolved by binding arbitration with JAMS/ENDISPUTE in Los Angeles, California. The arbitrator shall be a retired judge with at least five years of experience on the bench. This provision shall not be interpreted so as to require arbitration of claims that the state and/or Federal Courts of California have ruled may not be the subjects of compelled arbitration in employment matters, nor shall it be interpreted so as to restrict any remedy, right of appeal or discovery device available to either party in a manner that violates the rulings of the state and/or Federal Courts of California with respect to employment-related arbitration. This provision shall not be interpreted so as to preclude the making of reports to governmental offices, or to preclude either party from seeking injunctive or provisional relief in a court of appropriate jurisdiction under such circumstances as may merit such relief. This arbitration provision is inapplicable to claims of less than $25,000.

9. Confidentiality. While this Agreement is in effect and for a period of five years thereafter, you shall hold and keep secret and confidential all “trade secrets” (within the meaning of California law) and shall use such information only in the course of performing your duties hereunder; provided, however, that with respect to trade secrets, you shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under California law. You shall maintain in trust all such trade secrets as the Company’s property, including, but not limited to, all documents concerning the Company’s business, including your work papers, telephone directories, customer information and notes, and any and all copies thereof in your possession or under your control. Upon the expiration or earlier termination of your employment with the Company, or upon request by the Company, you shall deliver to the Company all such documents belonging to the Company, including any and all copies in your possession or under your control.

10. Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of California as the joint work product of the parties with advice of counsel and shall not be interpreted in favor of either party based on the identity of the drafter.

Mr. Kirk Peacock

May 16, 2004

We are delighted that you have agreed to join us and look forward to working with you to make Spectral a great success.

Very truly yours,

SPECTRAL MOLECULAR IMAGING, INC.

By:	/s/ David Wohlberg
David Wohlberg,
President

Agreed to and Accepted this 26th day of May 2005

/s/ Kirk Peacock
Kirk Peacock